Exhibit 10.1

FINAL FORM

J. CREW GROUP, INC.
2019 SPECIAL BONUS PLAN

Section 1.  Purpose

The purpose of the Special Bonus Plan (the “Plan”) is to promote the interests of J. Crew Group, Inc. and its subsidiaries (the “Company”) by providing select associates of the Company with employment retention incentives.

Section 2.  Administration

(a)The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

(b)The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan.  The Committee shall have the authority to interpret the Plan in its absolute discretion.  Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 3) or former Participants and their successors in interest.  The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

(c)Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination in connection with the Plan made in good faith, except for willful misconduct or as expressly provided by statute, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

Section 3.  Eligibility

Awards may be granted only to associates of the Company who are selected for participation in the Plan by the Committee.  A qualifying associate selected by the Committee to participate in the Plan shall be a “Participant” in the Plan. Participation in the Plan shall be in addition to participation, if any, in the Company’s Annual Incentive Plan.

Section 4.  Special Bonus and Payment

(a)The maximum aggregate amount available for payment as Bonus Amounts hereunder shall be five million dollars ($5 million).

(b)Each Participant shall be eligible to receive the grant of a special bonus equal to a percentage of such Participant’s base salary, as determined by the Committee in its sole discretion.  Except as otherwise provided in the Award, such amount shall be earned in two equal installments on each of the last day of the Company’s fiscal year within which the Grant Date occurs, and the date that is the last day of the sixth month of the subsequent fiscal year following the Grant Date, provided that with respect to each installment, the Participant remains in continued employment with the Company from the Grant Date through the applicable date each installment is earned (each a “Vesting Date”).

(c)Unless otherwise provided in the Award, payments of Bonus Amounts under this Plan shall be paid to the Participant as soon as reasonably practicable following the applicable Vesting Date, and in no event later than 30 days thereafter.

Section 5.  Definitions

As used herein, the following terms shall have the meanings set forth below:

(a)“Award” means the grant of a special bonus pursuant to the terms of the Plan.

(b)“Bonus Amount” means the amount payable in respect of an Award, in accordance with Section 4(b) herein.

(c)“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(d)“Grant Date” shall have the meaning set forth in the Participant’s Award.

Section 6.  Miscellaneous Provisions

(a)No Rights to Awards or Continued Employment.  No associate of the Company shall have any claim or right to receive Awards under the Plan.  Neither the Plan nor any action taken under the Plan shall be construed as giving any associate any right to be retained by the Company in any capacity.

(b)No Limits on Other Awards and Plans.  Nothing contained in this Plan shall prohibit the Company from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to associates of the Company, including any Participants.

(c)Withholding Taxes.  The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

(d)Unfunded Status of Plan.  The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan.  To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(e)Effective Date; Amendment.  The Plan is effective as of April 11, 2019.  The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

(f)Governing Law.  The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

(g)Code Section 409A.  Each Award is intended not to be subject to Section 409A of the Code (“Section 409A”) by reason of being a short-term deferral and shall be interpreted accordingly.  In the event any of the compensation or benefits provided to a Participant pursuant to this Plan would result in a violation of Section 409A (including any regulations promulgated thereunder), the Company will use its reasonable best efforts to amend the Plan in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation or benefits to be paid or provided to the Participant pursuant to this Agreement; provided, however, that nothing in this Agreement shall require the Company to provide any gross-up or other tax reimbursement to a Participant in connection with any violation of Section 409A or otherwise.